UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 14, 2003

(Date of earliest event reported)

HUFFY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

Huffy Corporation issued a press release announcing a $15.0 million subordinated term loan with Ableco Finance LLC, a fund affiliated with Cerberus Capital Management, L.P.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated March 14, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant	HUFFY CORPORATION

Date: March 14, 2003	/s/ Robert W. Lafferty
By: Robert W. Lafferty Vice President - Finance Chief Financial Officer and Treasurer

Exhibit 99.1

Contact:

Robert W. Lafferty

VP Finance, CFO and Treasurer

(937) 865 -5407

HUFFY CORPORATION COMPLETES $15.0 MILLION TERM LOAN

DAYTON, OHIO, March 14, 2003 – HUFFY CORPORATION (NYSE-HUF) announced today that it has finalized a $15.0 million subordinated term loan with Ableco Finance LLC, a fund affiliated with Cerberus Capital Management, L.P., and Congress Financial Corporation (Central). The loan, repayable at maturity, has a final maturity date of March 13, 2008, bears interest at the U.S. prime rate plus 7.0% and includes certain financial covenants by the Company. The Company’s $75.0 million revolving loan and security agreement with Congress Financial remains in place.

Don R. Graber, Chairman, President and CEO, commented, ”We are extremely pleased that we have been able to work with Ableco Finance LLC and Congress Financial to put in place a more appropriate financing structure to support our vision of long-term growth.  As Huffy took the first steps in realizing our vision of creating a diversified branded sporting goods and services to retail company with the recent acquisition of Gen-X Sports and the McCalla Companies, we recognized that we also needed to address our capital structure. The new financing arrangement, with a combination of the term loan and our existing revolver, allows us greater flexibility and enables us to better fund future growth.”

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Huffy Corporation (NYSE-HUF) is a diversified sporting goods company, marketing basketball equipment, sports balls and other outdoor games under the Huffy Sports®, HydraRib®, and

-more-

SureShot® brands; bicycles and wheeled products under the Huffy®, Royce Union®, and Micro® brands; golf equipment under the Tommy Armour®, Ram®, Teardrop® and Zebra® brands; snowboards and accessories under the LTD®, Lamar® and Sims® brands; Hespeler® hockey equipment; Volant® ski equipment; and a variety of action sports items including skateboards, inline skates, and helmets under the UltraWheels®, Rage®, and Dukes® brands, and markets a variety of products as a licensee under Disney®, Oxygen®, Airwalk®, NBA® and NCAA® trademarks; and is a leading provider of assembly and merchandising services to retailers.

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The discussion in this press release contains forward-looking statements and is qualified by the cautionary statements contained in the Company’s report on Form 10-K, dated February 20, 2003.